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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
First United Bancorporation


     We consent to incorporation by reference into the registration statements (Nos. 33-23193 and 33-94282) on Form S-8 of First United Bancorporation of our report dated January 23, 1996, relating to the consolidated balance sheets of First United Bancorporation and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of First United Bancorporation.

     Our Report dated January 23, 1996 refers to the fact that in 1993 First United Bancorporation changed its method of accounting for income taxes and accounting for certain investments in debt and equity securities.

                                    /s/ KPMG Peat Marwick LLP
                                    KPMG Peat Marwick LLP

Greenville, South Carolina
March 21, 1996